Exhibit 5.1

Opinion of Brian G. Iverson

August 4, 2020

Black Hills Corporation

7001 Mount Rushmore Road

Rapid City, South Dakota 57702

Re:      At-the-Market Equity Offering Program

Gentlemen:

I am Senior Vice President and General Counsel of Black Hills Corporation, a South Dakota corporation (the “Company”), and I have acted as counsel for the Company in connection with (i) the preparation of a Registration Statement on Form S-3 (File No. 333-240320) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) and (ii) the Prospectus Supplement dated August 4, 2020 to the Prospectus dated August 4, 2020 relating to the offer and sale from time to time by the Company under the Registration Statement of shares (the “Common Shares”) of Common Stock of the Company, par value $1.00 per share (the “Common Stock”) having an aggregate gross sales price of up to $400,000,000. Capitalized terms used herein but not defined herein have the definitions ascribed to them in the Sales Agreement (as defined below).

The Common Shares are to be issued under the Restated Articles of Incorporation, as amended, of the Company (the “Articles of Incorporation”) and distributed pursuant to (i) the Equity Distribution Sales Agreement dated August 4, 2020 (the “Sales Agreement”) by and among the Company and MUFG Securities EMEA plc, Bank of America, N.A., Credit Suisse Capital LLC and Morgan Stanley & Co. LLC (each in its capacity as purchaser and under any Confirmation (as defined below), a “Forward Purchaser” and together, the “Forward Purchasers”), and MUFG Securities Americas Inc., BofA Securities, Inc., Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. LLC (each in its capacity as sales agent and/or principal in connection with the offering and sale of Issuance Shares, an “Agent” and together, the “Agents”), and each in its capacity as agent for its affiliated Forward Purchaser in connection with the offering and sale of any Forward Hedge Shares (each, a “Forward Seller” and together, the “Forward Sellers”) and (ii) forward-sales transactions, to be set forth in one or more agreements that may be entered into between the Company and a Forward Purchaser (each, a “Confirmation”).

I have examined or am otherwise familiar with the Registration Statement, the Sales Agreement, the Articles of Incorporation and the Amended and Restated Bylaws of the Company and such other documents, records and instruments as I have deemed necessary or appropriate for the purposes of the opinions set forth herein.

Black Hills Corporation

August 4, 2020

Based upon and subject to the foregoing and the qualifications set forth in Annex I attached hereto, I am of the opinion that the Common Shares have been duly authorized and, when delivered to and paid for pursuant to the Sales Agreement and any Confirmation will be duly and validly issued, fully paid, and nonassessable.

My opinions set forth herein are limited to the laws of the State of South Dakota (the “Covered Laws”), and I express no opinion as to the effect of any other laws. In rendering opinions as to the Covered Laws, I have only considered the applicability of statutes, rules, regulations and judicial decisions that a lawyer practicing in such jurisdiction (the “Opining Jurisdictions”) exercising customary professional diligence would reasonably recognize as being directly applicable to the Company or the transactions contemplated by the Sales Agreement.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report and thereby incorporated by reference into the Registration Statement without implying or admitting that I am an “expert” within the meaning of the Act, or other rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

/s/ Brian G. Iverson
Brian G. Iverson, Senior Vice President and
General Counsel

Annex I

In rendering the accompanying opinion letter, I wish to advise you of the following additional qualifications to which such opinion letter is subject:

(a)       I have relied upon representations made by the Company in the Sales Agreement, the assumptions set forth below as to the matters referred therein, and upon certificates of, and information provided by, officers and employees of the Company reasonably believed by me to be appropriate sources of information, as to the accuracy of such factual matters, in each case without independent verification thereof or other investigation.

(b)       I have relied, without investigation, upon the following assumptions: (i) natural persons who are involved on behalf of the Company have sufficient legal capacity to enter into and perform, on behalf of the Company, the transaction in question and to carry out their role in the transaction; (ii) the Sales Agreement has been, and any instruments related to delivery of the Common Shares will be, duly authorized, executed and delivered by each party thereto (other than the Company); (iii) each party having rights under the Sales Agreement (other than the Company) has satisfied those legal requirements that are applicable to it to the extent necessary to make the Sales Agreement enforceable against it and has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce the Sales Agreement against it and the other parties; (iv) each document submitted to me for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine; (v) there has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence; (vi) all statutes, judicial and administrative decisions, and rules and regulations of governmental agencies, constituting the Covered Laws, are publicly available to lawyers practicing in the Opining Jurisdictions; (vii) all relevant statutes, rules, regulations or agency actions are constitutional and valid unless a reported decision in the Opining Jurisdictions has specifically addressed but not resolved, or has established, its unconstitutionality or invalidity; (viii) the Company will not in the future take any discretionary action (including a decision not to act) permitted under the Sales Agreement that would result in a violation of law or constitute a breach or default under any other agreement, order or regulation; (ix) the Company will obtain all permits and governmental approvals required in the future, and take all future actions similarly required, relevant to the performance of the Sales Agreement; (x) all parties to the transaction will act in accordance with, and will refrain from taking any action that is forbidden by, the terms and conditions of the Sales Agreement; and (xi) the officers of the Company will cause the offering of the Common Shares to be conducted in accordance with the limitations imposed from time to time by or pursuant to the resolutions of the Company’s board of directors (or relevant committee thereof).

(c)       The opinions herein expressed are limited to the specific issues addressed and to facts and laws existing on the date hereof. In rendering these opinions, I do not undertake to advise you with respect to any other matter or of any change in such facts and laws or in the interpretation thereof which may occur after the date hereof.

Annex I-1